                                                                  Exhibit 99(c)
DIVIDEND INFORMATION AND PRICE RANGE OF COMMON SHARES
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PIONEER-STANDARD ELECTRONICS, INC.

==============================================================================
Fiscal Year            First      Second       Third      Fourth
Ending March 31      Quarter     Quarter     Quarter     Quarter        Year
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
1994
High                 $17.75      $24.00      $24.75      $28.25        $28.25
Low                   12.00       16.75       18.75       18.50         12.00
Dividends paid          .03         .03        .035        .035           .13
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1993
High                  $8.33      $12.67      $18.17      $20.00        $20.00
Low                    7.00        7.33       11.33       14.50          7.00
Dividends paid         .027        .027        .027         .03           .11
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

As of April 6, 1994 there were 9,912,906 Common Shares of Pioneer-Standard Electronics, Inc. outstanding, and there were 535 shareholders of record.

The market price of Pioneer-Standard Electronics, Inc. Common Shares at the close of business May 20, 1994 was $24.375.

See Note 3 for information regarding dividend restrictions.